Exhibit 99.1

FOR IMMEDIATE RELEASE

VIA Pharmaceuticals Receives NASDAQ Deficiency Notice

San Francisco, CA, June 11, 2007 – VIA Pharmaceuticals, Inc. (NASDAQ: VIAP) a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, announced today that, as expected, it received a letter dated June 7, 2007 from The NASDAQ Stock Market formally notifying the Company that it did not demonstrate compliance with the recently adopted $15 million market value of publicly held shares requirement (the “Minimum Public Float Rule”) upon consummation of its merger with Corautus Genetics Inc., as required by NASDAQ Marketplace Rules 4340 and 4310(c)(2)(A)(ii).

As previously reported and in connection with this issue, on June 5, 2007, the NASDAQ Listing Qualifications Panel determined to provide VIA with an extension of time within which to comply with certain requirements. Among other things, the Panel decision gave the Company until June 29, 2007 to evidence compliance with the Minimum Public Float Rule.

The Company is making every effort to timely evidence compliance with the terms of the Panel’s decision. However, there can be no assurance that it will be able to do so.

About VIA Pharmaceuticals, Inc.

VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. VIA is building a pipeline of small-molecule drugs that target inflammation in the blood vessel wall, an underlying cause of atherosclerosis and its complications, including heart attack and stroke. VIA’s lead drug candidate, VIA-2291, is in two concurrent Phase II clinical studies in patients with cardiovascular disease. VIA is headquartered in San Francisco, CA. For more information, visit: www.viapharmaceuticals.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address performance, events or developments that we expect or anticipate will occur in the future, such as the company’s ability to satisfy the initial listing requirements of the NASDAQ Capital Market and remain listed, the company’s potential for future growth and the development of the company’s operations and product pipeline. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus Genetics Inc.’s Definitive Proxy Statement on Schedule 14A, which was filed on May 10, 2007 (as subsequently supplemented), Corautus Genetics Inc.’s 2006 Annual Report on Form 10-K, which was filed on March 30, 2007, as amended by Corautus Genetics Inc.’s Form 10-K/A for 2006, which was filed on April

30, 2007 and Corautus Genetics Inc.’s Form 10-Q for the period ended March 31, 2007, which was filed on May 15, 2007, all of which are incorporated by reference into this release. All forward-looking statements included in this release are based on information available to VIA on the date hereof, and VIA does not assume any obligation to update any such forward-looking statements.

Contact Information:

VIA Pharmaceuticals, Inc.

James G. Stewart

Senior Vice President and Chief Financial Officer

415.283.2204

The Trout Group

Ian Clements / Lauren Glaser — San Francisco

415.392.3385

Brian Korb — New York City

646.378.2923